EXHIBIT 3.9(b)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CB/TCC, LLC

A DELAWARE LIMITED LIABILITY COMPANY

July 1, 2007

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CB/TCC, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is entered into as of the 1st day of July, 2007, by and among those parties whose names are set forth on the signature pages hereto.

RECITALS

WHEREAS, a Certificate of Formation of CB/TCC, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), was filed with the Delaware Secretary of State as of the date hereof; and

WHEREAS, CB Richard Ellis Services, Inc., a Delaware corporation (“CB Services”), entered into a Limited Liability Company Agreement dated as of the date hereof (the “Original Agreement”);

WHEREAS, CB Services now wishes to amend and restate the Original Agreement to, among other things, admit CB/TCC Global Holdings Limited, a company incorporated in England and Wales as a Member of the Company;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement. In referring to sections or provisions of the Code or Regulations, it is intended that the terms “partner” and “partnership” (or variations thereof) appearing therein shall be read, respectively, as Member or Company (or variations thereof).

1.1 “Act” means the Delaware Limited Liability Company Act, codified in the Delaware General Corporation Law, Section 18-101 et seq., as the same may be amended from time to time.

1.2 “Adjusted Capital Account Deficit” means, with respect to any Person, the deficit balance, if any, in such Person’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Person is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentence of Sections l.704-2(g)(l) and 1.704-2(i)(5) of the Regulations after taking into account any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b) debit to such Capital Account the items described in Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section l.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.3 “Affiliate” means with respect to a specified Person: (a) any Person that directly or indirectly through one or more intermediaries, alone or through an affiliated group, Controls, is Controlled by, or is under common Control with, such specified Person, (b) any Person that is an officer, director, partner, trustee, or employee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such specified Person), (c) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest, or (d) any relative or spouse of the specified Person.

1.4 “Agreement” means this limited liability company agreement, as originally executed and as amended from time to time.

1.5 “Available Cash” means the amount of cash held by the Company, less (a) all current liabilities of the Company, and (b) reasonable working capital and other amounts that a Majority-in-Interest deems necessary for the operation of the business of the Company, including amounts that a Majority-in-Interest deems necessary to place into reserves for customary and usual claims with respect to the business of the Company.

1.6 “Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Book Value of any asset contributed by a Member to the Company shall be such asset’s gross fair market value at the time of such contribution, as determined by a Majority-in-Interest;

(b) The Book Value shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that the depreciation deduction taken into account each Fiscal Year for purposes of adjusting the Book Value of an asset shall be the amount of Depreciation with respect to such asset taken into account for purposes of computing Net Income or Net Loss for the Fiscal Year;

(c) The Book Value of any asset distributed to a Member by the Company shall be such asset’s gross fair market value at the time of such distribution, as determined by a Majority-in-Interest; and

(d) Upon election by a Majority-in-Interest, the Book Value of all Company assets shall be adjusted upon the events and in the manner specified in Regulations Section 1.704-1(b)(2)(iv)(f).

1.7 “Capital Account” means, in respect of any Member, the capital account that the Company establishes and maintains for such Member pursuant to Section 3.1.

1.8 “Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under Code Section 752) with respect to the Membership Interest held by such Member. A Capital Contribution shall not be considered a loan to the Company.

1.9 “Certificate of Formation” means the Certificate of Formation of the Company filed pursuant to Section 2.1.

1.10 “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

1.11 “Company” means CB/TCC, LLC, a Delaware limited liability company.

1.12 “Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in the Regulations Section 1.704-2(d).

1.13 “Control,” “Controls,” “Controlling,” whether or not capitalized, means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity through ownership of voting securities, contract or otherwise.

1.14 “Depreciation” means an amount equal to the depreciation, amortization or other cost-recovery deduction allowable with respect to an asset for the Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of the Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the Federal income tax depreciation, amortization or other cost-recovery deduction for the Fiscal Year or other period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost-recovery deduction for the Fiscal Year or other period is zero, Depreciation will be determined by reference to the beginning Book Value using any reasonable method.

1.15 “Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including the right to information concerning the business and affairs of the Company.

1.16 “Economic Risk of Loss” shall have the meaning specified in Regulations Section 1.752-2.

1.17 “Effective Date” means the date first above written.

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all guidance promulgated thereunder.

1.19 “Fiscal Year” has the meaning ascribed thereto in Section 7.3.

1.20 “Global Holdings” means CB/TCC Global Holdings Limited, a company incorporated in England and Wales.

1.21 “Initial Members” means the Members set forth on Schedule I on the date of this Agreement. A reference to an “Initial Member” means any of the Initial Members.

1.22 “Losses” means all damages, liabilities, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, liens, losses, payments, expenses and fees, including all court costs and reasonable attorneys’ and accountants’ fees and expenses sustained or incurred in connection with the defense or investigation of any Proceeding.

1.23 “Majority-in-Interest” means Members holding more than 50% of the Shares.

1.24 “Member” means an Initial Member or a Person who otherwise acquires a Membership Interest, as permitted under this Agreement, who’s Membership Interest has not been terminated.

1.25 “Member Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(2).

1.26 “Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

1.27 “Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(b) expenditures that are attributable to Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i).

1.28 “Membership Interest” means a Member’s entire interest in the Company, including such Member’s Economic Interest, Percentage Interest, the right to vote, and the right to information concerning the business and affairs of the Company.

1.29 “Net Income” and “Net Loss” means, for each fiscal year of the Company (or other period for which Net Income and Net Loss must be computed), an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) and the Regulations, and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss. The determination of Net Income and Net Loss pursuant to the previous sentence shall be subject to the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from Net Income or Net Loss;

(c) Gains or losses resulting from any disposition of a Company asset with respect to which gains or losses are recognized for federal income tax purposes shall be computed with reference to the Book Value of the Company asset disposed of, notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Book Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation;

(e) If the Book Value of any Company asset is adjusted pursuant to the definition of “Book Value,” the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Income or Net Loss; and

(f) Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction that are specially allocated shall not be taken into account in computing Net Income or Net Loss.

1.30 “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

1.31 “Notice” means a written notice required or permitted under this Agreement. A Notice shall be deemed given or sent when deposited, as certified mail, return receipt requested, postage and fees prepaid, in the United States mails; when personally delivered to the recipient; when transmitted by facsimile, and such transmission is confirmed as having been successfully transmitted; or when delivered to the home or office of a recipient in the care of a person whom the sender has reason to believe will promptly communicate the Notice to the recipient.

1.32 “Original Agreement” has the meaning ascribed thereto in the recitals.

1.33 “Percentage Interest” means, with respect to a Member, the Shares held by such Member, as a percentage of the total of all issued and outstanding Shares. The number of Shares held by each Member, and the Percentage Interest of such Member, shall be as set forth opposite such Member’s name on Schedule I attached hereto, which shall be amended from time to time in accordance with the terms of this Agreement.

1.34 “Person” means and includes any natural person, corporation, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department, political subdivision or agency of a government.

1.35 “Proceeding” means and includes any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative in nature.

1.36 “Regulations” means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

1.37 “Share” has the meaning ascribed thereto in Section 2.8.

1.38 “Transfer” means and includes, in respect of a Membership Interest, or any element thereof, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, gift or other disposition of a Membership Interest or any element thereof, and, when used as a verb, to sell, hypothecate, pledge, assign, attach, bequest or otherwise dispose of a Membership Interest or any element thereof.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Filing of Certificate of Formation. The parties have organized the Company pursuant to the Act and the provisions of this Agreement and, for that purpose, the Certificate of Formation has been prepared, executed and filed with the Delaware Secretary of State as of July 1, 2007. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein.

2.2 Name of Company. The name of the Company is “CB/TCC, LLC.” The Company may do business under that name and under any other name or names that a Majority-in-Interest selects from time to time. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall comply with any requirements of the Act or applicable law.

2.3 Address of Company. The principal executive office of the Company shall be situated at 11150 Santa Monica Blvd., Suite 1600, Los Angeles, California 90025, or such other place or places as may be determined by a Majority-in-Interest from time to time.

2.4 Agent for Service of Process. The agent for service of process on the Company shall be Corporation Trust Company, located at 1209 Orange Suite, Wilmington, Delaware 19801, or such other agent as may be determined by a Majority-in-Interest from time to time.

2.5 Business Purposes. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company shall possess and may exercise all powers necessary or convenient to the conduct and promotion of the Company’s business or activities.

2.6 Tax Treatment as Partnership. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for United States income tax purposes. Except as provided in the foregoing sentence, the Members intend the Company to be a limited liability company under the Act, and that they be Members, and not partners in a partnership. No Member shall take any action inconsistent with the express intent of the parties hereto.

2.7 Term of Company’s Existence. The term of existence of the Company commenced on the effective date of filing of the Certificate of Formation with the Delaware Secretary of State, and shall continue in perpetuity, unless sooner terminated by the provisions of this Agreement or as provided by law.

2.8 Shares. Each Membership Interest shall be represented by units of limited liability company interests (each, a “Share,” and collectively, “Shares”). The Company initially shall have one (1) authorized class of Shares, and the Company shall have one (1) class of Members. As of the Effective Date, the Company has issued 100 Shares. The ownership by a Member of Shares shall entitle such Member to voting rights (as set forth in this Agreement), allocations of Net Income and Net Loss and other items of income, gain, loss or deduction, and distributions of cash and other property, as set forth in this Agreement. The Company may issue fractional Shares and all Shares shall be rounded to the third decimal place. The names of the Members and the number of Shares held by such Members, among other things, shall be as set forth on Schedule I attached hereto, as such Schedule may be amended by a Majority-in-Interest from time to time in accordance with the terms of this Agreement.

ARTICLE III

CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions and Capital Accounts. An individual Capital Account shall be maintained for each Member in accordance with the requirements of Regulations Section 1.704-1(b)(2)(iv), and the provisions of this Agreement respecting the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with those Regulations. If any Membership Interest (or portion thereof) is Transferred pursuant to and in accordance with this Agreement, the Transferee of such Membership Interest (or portion thereof) shall succeed to the transferring Member’s Capital Account attributable to such Membership Interest (or portion thereof). As of the Effective Date, each Member has contributed its respective initial Capital Contribution and has an initial Capital Account and initial Percentage Interest as set forth on Schedule I.

3.2 No Additional Capital Contributions. No Member shall be required to contribute any additional capital to the Company.

3.3 Return of Capital Contributions. Except in accordance with the terms of this Agreement, no Member shall be entitled to withdraw, redeem, or to receive a return of, any part of a Capital Contribution or to receive any distributions, whether of money or property, from the Company.

3.4 No Interest on Capital Contributions or Capital Accounts. Except as otherwise provided in this Agreement, no interest shall be paid on any Capital Contributions or on the balance of any Capital Account.

ARTICLE IV

PROFITS, LOSSES AND DISTRIBUTIONS

4.1 Allocations of Net Income and Net Loss. Subject to Section 4.2, Net Income and Net Loss of the Company shall be allocated among the Members as follows:

(a) Net Income. Net Income of the Company for each Fiscal Year shall be allocated to the Members in the following order of priority:

(i) First, to the Members in proportion to, and to the extent of, the excess, if any, of the cumulative amount of Net Loss previously allocated to each Member pursuant to Section 4.1(b)(ii) over the cumulative amount of Net Income previously allocated to each such Member pursuant to this Section 4.1(a)(i); and

(ii) Second, to the Members in proportion to their respective Percentage Interests.

(b) Net Loss. Net Loss of the Company for each Fiscal Year shall be allocated to the Members in the following order of priority:

(i) First, to the Members in proportion to, and to the extent of, the excess, if any, of the cumulative amount of Net Income previously allocated to each Member pursuant to Section 4.1(a)(ii) over the cumulative amount of Net Loss previously allocated to each such Member pursuant to this Section 4.1(b)(i);

(ii) Second, to the Members in proportion to their positive Capital Account balances.

Notwithstanding the foregoing, allocations of Net Loss to a Member shall be made only to the extent that such allocations of Net Loss will not create an Adjusted Capital Account Deficit for that Member. Any Net Loss not allocated to a Member because of the foregoing sentence shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of Net Loss under the previous sentence) in accordance with this Section 4.1(b). Any Net Loss reallocated under this provision shall be taken into account in computing subsequent allocations of Net Income and Net Loss so that the net amount of any item so allocated and the Net Income and Net Loss allocated to each Member, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member if no reallocation of losses had occurred under this provision.

4.2 Regulatory Allocations. Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.2(a) is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Chargeback Attributable to Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year, each Member with a share of Member Minimum Gain at the beginning of such Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This Section 4.2(b) is intended to comply with the “partner minimum gain chargeback” requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account Deficit for the Member, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(c) were not in the Agreement. This Section 4.2(c) is intended to constitute a “qualified income offset” as provided by Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members who bear the Economic Risk of Loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in the ratio in which they share Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Regulations Section 1.704-2(b)(4) and (i)(1).

(e) Nonrecourse Deductions. Any Nonrecourse Deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

(f) Regulatory Allocations. The allocations set forth in this Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this Article IV, the Regulatory Allocations shall be taken into account in allocating Net Income, Net Loss and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Net Income, Net Loss and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

4.3 Code Section 704(c) Allocations. Notwithstanding any other provision in this Article IV, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any asset contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value on the date of contribution, pursuant to a method permitted under the Treasury Regulations, as selected by a Majority-in-Interest. Allocations pursuant to this Section 4.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

4.4 Allocations of Net Profits and Net Losses in Respect of a Transferred Interest. If any Membership Interest is Transferred, or the interests of the Members are adjusted by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, Net Income or Net Loss for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated among the Members based upon their interests in the Company at the close of such day.

4.5 Distributions of Available Cash. Available Cash shall be distributed to the Members in proportion to their respective Percentage Interests, as and when determined by a Majority-in-Interest.

4.6 Interim Distributions to Global Holdings. On a quarterly basis, prior to the date on which Global Holdings is required to make any payments due with respect to indebtedness of Global Holdings, the Company shall make an interim distribution to Global Holdings in an amount equal to the amount of any such payments that are due with respect to such indebtedness for such quarter, which distributions shall represent an advance on the distributions to which Global Holdings is entitled pursuant to Section 4.5. The amount of any interim distributions made to Global Holdings under this Section 4.6 shall be offset against future distributions to which Global Holdings is entitled under Section 4.5 as quickly as possible in such a manner that, immediately after any distribution has been made pursuant to Section 4.5, the cumulative amount of distributions that have actually been received by each Member pursuant to Section 4.5 and this Section 4.6 shall equal (to the extent possible) the distributions to which such Member would have been entitled if all such distributions had been made by the Company in accordance with Section 4.5.

4.7 Record Dates. All Net Income and Net Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer of a Membership Interest during the taxable year, the Net Income and Net Loss shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Net Income, Net Loss, or proceeds attributable to any extraordinary non-recurring items of the Company.

4.8 Withholding Taxes.

(a) The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by law. Except as otherwise provided in this Section 4.8, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 4.5. An amount shall be considered withheld by the Company if, and at the time, remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the Company as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.

(b) Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member; moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable for any excess taxes withheld in respect of such Member’s interest and that, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(c) Taxes withheld by third parties from payments to the Company shall be treated as if withheld by the Company for purposes of this Section 4.8. Such withholding shall be deemed to have been made in respect of all the Members in proportion to their respective allocable shares of the underlying items of Net Income to which such third party payments are attributable. In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined to offset the prior operation of this Section 4.8(c) in respect of such withheld taxes.

4.9 No Restoration of Negative Capital Accounts. No Member shall be obligated to restore a Capital Account with a balance of less than zero.

4.10 Compliance with Laws and Regulations. It is the intent of the Members that each Member’s distributive share of Company tax items be determined in accordance with this Agreement to the fullest extent permitted by Sections 704(b) and 704(c) of the Code. Therefore, notwithstanding anything to the contrary contained herein, if the Company is advised, as a result of the adoption of new or amended regulations pursuant to Code Sections 704(b) and 704(c), or the issuance of authorized interpretations, that the allocations provided in this Agreement are unlikely to be respected for Federal income tax purposes, a Majority-in-Interest is hereby granted the power to amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to cause such allocation provisions to be respected for Federal income tax purposes.

ARTICLE V

MANAGEMENT

5.1 Management.

(a) Management by the Members. The management of the Company is and shall be fully reserved to the Members. All powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a Majority-in-Interest, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, not otherwise delegated to its officers, a Majority-in-Interest shall act through resolutions adopted in written consents. All decisions or actions taken by a Majority-in-Interest in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

(b) Officers and Agents of the Company. A Majority-in-Interest shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as a Majority-in-Interest deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE VI

MEMBERSHIP, MEETINGS, VOTING

6.1 Members and Voting Rights.

(a) Except as expressly set forth in this Agreement, including without limitation Article V above, no Member shall have any rights or preferences in addition to or different from those possessed by any other Member. The Members shall have the right to vote upon any matters of the Company as to which this Agreement or the Act requires any vote of the members of the Company.

6.2 Membership Certificates. The Company shall issue certificates evidencing Shares to Persons who, from time to time, are Members of the Company; provided, that once such certificates have been issued, they shall continue to be issued as necessary to reflect current Shares held by Members. Certificates shall be in such form as may be approved by a Majority-in-Interest, shall be manually signed by an authorized representative of the Company, and shall bear conspicuous legends evidencing the restrictions on transfer described in Article VIII. All issuances, reissuances, exchanges and other transactions in Shares involving Members shall be recorded in a permanent ledger as part of the books and records of the Company. The failure of any person signing as an authorized representative to continue to be an authorized representative shall not affect the validity of the certificates.

6.3 Meetings. The Company shall not be required to hold any meetings of the Members.

ARTICLE VII

ACCOUNTING

7.1 Books and Records. The Company shall maintain complete and accurate accounts in proper books of all transactions of or on behalf of the Company and shall enter or cause to be entered therein a full and accurate account of all transactions on behalf of the Company. The Company’s books and accounting records shall be kept in accordance with such accounting principles (which shall be consistently applied throughout each accounting period) as a Majority-in-Interest may determine to be convenient and advisable.

7.2 Bank Accounts. The Company shall maintain its funds in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be co-mingled in any fashion with the funds of any other person.

7.3 Fiscal Year. The Company’s fiscal year shall be the calendar year, and any partial year with respect to the fiscal years in which the Company is organized and dissolved or terminated (the “Fiscal Year”).

7.4 Tax Matters Member. CB Services shall act as Tax Matters Member of the Company pursuant to section 6231(a)(7) of the Code.

ARTICLE VIII

WITHDRAWAL OF MEMBERS;

TRANSFERS OF MEMBERSHIP INTERESTS

8.1 Transfer and Assignment of Interests. Each Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Membership Interest and, upon receipt by the Company of a joinder, in a form acceptable to a Majority-in-Interest, executed by the Person to whom such Membership Interest is to be transferred, such Person shall be admitted as a Member. Any Transfer in violation of the provisions of this Article VIII shall be void ab initio.

8.2 Further Restrictions on Transfer of Interests. In addition to other restrictions contained in this Agreement, no Member shall Transfer all or any part of its Membership Interest: (i) without compliance with all federal and state securities laws to the extent applicable; and (ii) unless the transferor pays all expenses reasonably incurred by the Company, including reasonable attorneys’ fees and costs, in connection with the Transfer.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1 Mandatory Dissolution. The Company shall be dissolved immediately upon the first to occur of the following events:

(a) The happening of any event of dissolution specified in the Certificate of Formation;

(b) A Majority-in-Interest elects to dissolve the Company; and

(c) The entry of a decree of judicial dissolution (upon the application of a Majority-in-Interest) pursuant to Section 18-802 of the Act.

9.2 Winding Up. Upon the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. CB Services shall wind up the affairs of the Company in an orderly manner. CB Services shall give Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts and liabilities of the Company (including all costs of dissolution), the remaining assets of the Company shall be distributed or applied in the following order of priority:

(a) First, to the establishment of reasonable reserves which, a Majority-in-Interest may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(b) Second, to the Members in accordance with their positive Capital Account balances.

9.3 Deficits. Each Member shall look solely to the assets of the Company for the return of its investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Member shall have no recourse against any other Member for indemnification, contribution or reimbursement except as specifically provided in this Agreement.

ARTICLE X

LIABILITY/INDEMNIFICATION

10.1 Liability. No Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, except as otherwise provided in the Act or in this Agreement.

10.2 Indemnification of Members, Officers and Certain Agents. The Company shall defend, indemnify and hold harmless the Members, and any officer of the Company and their respective partners, officers, directors, shareholders, managers, members and trustees (individually, an “Indemnitee”) to the fullest extent permitted by law in effect on the Effective Date and to such greater extent permitted by law as may hereafter from time to time permit, against any and all Losses, amounts paid in settlement, judgments, fines, penalties and ERISA excise taxes actually incurred by or levied against such Indemnitee in connection with any Proceeding to which the Indemnitee was or is a party or is threatened to be made a party, or in which the Indemnitee is otherwise involved, by reason of the fact that the Indemnitee was or is a Member, or officer of the Company, other than such a Proceeding initiated by the Company, or any other Member or Members (an “Excluded Proceeding”). Each Indemnitee is entitled to indemnification under this Section 10.2 in the case of such Proceedings (other than Excluded Proceedings) in all instances, without further action or determination by the Company, except in the event that it is judicially determined, that the Indemnitee is guilty of gross negligence, bad faith, fraud or willful misconduct in the discharge of Indemnitee’s duties as an agent of the Company.

10.3 Assets. Any indemnification under this Article 10 shall be satisfied solely out of the assets of the Company. No Member shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. Any Notice which may or must be given under this Agreement shall be addressed to a Member at the address set forth under such Member’s name in Schedule I hereto, or, if such Notice is by means of facsimile, to the facsimile number set forth under Member’s name in Schedule I hereto.

11.2 Entire Agreement; Amendment. This Agreement shall constitute the whole and entire agreement of the parties hereto with respect to the matters set forth herein, and shall supersede and replace the Original Agreement. This Agreement may be amended only pursuant to a writing executed by a Majority-in-Interest.

11.3 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.4 Jurisdiction. The parties hereto hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, California, for any action, suit, proceeding, claim or counterclaim directly or indirectly arising out of, under or in any way relating to this Agreement or the transactions contemplated by this Agreement.

11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective legal representatives, successors and assigns.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which will be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

11.7 Number and Gender. The use of the neuter gender herein shall be deemed to include the feminine and masculine genders. The use of either the singular or the plural includes the other unless the context clearly requires otherwise.

11.8 Further Assurances. Each party hereto shall timely execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

11.9 Partition. Each Member irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Company.

11.10 Titles and Headings. The Article, Section and Paragraph titles and headings contained in this Agreement are inserted only as a matter of convenience and for ease of reference and in no way define, limit, extend or proscribe the scope of this Agreement or the intent or content of any provision hereof. All references to sections, articles, schedules or exhibits contained herein mean sections, articles, schedules or exhibits of this Agreement unless otherwise stated.

11.11 Validity and Severability. If any provision of this Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect.

11.12 Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Members
CB RICHARD ELLIS SERVICES, INC., a Delaware corporation,
By:	/s/ Laurence H. Midler
Laurence H. Midler Executive Vice President

CB/TCC GLOBAL HOLDINGS LIMITED, a company incorporated in England and Wales
By:	/s/ Elizabeth Thetford
Elizabeth Thetford Secretary

SCHEDULE I

Members, Shares, Percentage Interests and Capital Accounts

Members	Shares	Percentage Interest	Capital Account
CB Richard Ellis Services, Inc. 11150 Santa Monica Blvd., Suite 1600 Los Angeles, CA 90025 Fax: (310) 405-8925 Attention: General Counsel	85.08	85.08%	$8,760,021

CB/TCC Global Holdings Limited St. Martin’s Court, 10 Paternoster Row, London EC4M 7HP Fax: +44 207 182 3009 Attention:	14.92	14.92%	$1,535,894
Totals		100%	$10,295,915